Exhibit 3.1

CENTRUS ENERGY CORP.

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION OF RIGHTS, POWERS, PREFERENCES,
QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS

OF

SERIES B SENIOR PREFERRED STfOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware (the “DGCL”)

Centrus Energy Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

WHEREAS, the Board is authorized, within the limitations and restrictions stated in the Amended and Restated Certificate of Incorporation of the Corporation, to fix the designation of each series of Preferred Stock of the Corporation (together, the “Preferred Stock”) and the powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof;

WHEREAS, on April 6, 2016, the Corporation created the Series A Participating Cumulative Preferred Stock pursuant to a Certificate of the Voting Powers, Designations, Preferences and Relative Participating, Optional and Other Special Rights and Qualifications, Limitations or Restrictions of Series A Participating Cumulative Preferred Stock of Centrus Energy Corp.;

WHEREAS, pursuant to the Board’s authority as aforesaid, the Board adopted a resolution on January 4, 2017 authorizing the creation and issuance of a new series of Preferred Stock as the “Series B Senior Preferred Stock” and the Corporation filed the Certificate of Designation for such Series B Senior Preferred Stock with the Secretary of State of the State of Delaware on February 13, 2017 (the “Existing Certificate of Designations”);

WHEREAS, pursuant to Section 151 of the DGCL the Board has duly approved and adopted the following Amended and Restated Certificate of Designation for the purpose of amending and restating the Existing Certificate of Designations (this “Certificate”); and

WHEREAS, the holders of at least 90% of the shares of Series B Senior Preferred Stock then outstanding, representing the requisite stockholders required to amend and restate the Existing Certificate of Designation by the adoption of this Certificate (the “Requisite Series B Holders”), acting separately as a class, approved this Certificate in accordance with Sections 228 and 242 of the DGCL.

NOW, THEREFORE, that pursuant to the authority expressly vested in the Board and in accordance with the provisions of the Certificate of Incorporation and the DGCL, the Existing Certificate of Designations for the Series B Preferred Stock shall be amended and restated and the designation and amount thereof and the voting powers, preferences, and relative, participation, optional and other special rights of the shares of such series and the qualifications, limitations or restrictions thereof are as follows:

1.	Number of Shares; Designation. A total of 980 shares of Preferred Stock of the Corporation are hereby designated as Series B Senior Preferred Stock, par value $1.00 per share (the “Series B Senior Preferred Stock”).

2.	Rank. The Series B Senior Preferred Stock shall, upon liquidation, dissolution or winding up of the affairs of the Corporation, (x) rank senior and prior to all those shares of the Corporation’s capital stock defined as Common Stock in the Corporation’s Amended and Restated Certificate of Incorporation, regardless of the class or type (“Common Stock”) and any other Junior Stock (as defined below), (y) rank junior to any Senior Stock (as defined below), and (z) rank on a parity with all Parity Stock (as defined below).

3.	Dividends. The Series B Senior Preferred Stock shall be deemed to accrue dividends only for purposes of calculation of each of the Redemptions Price (as defined below) and the Liquidation Amount (as defined below) and no dividends shall otherwise be payable in respect thereof. Solely for purposes of calculation of each of the Redemption Price and the Liquidation Amount, dividends shall be deemed to have been accrued, accumulated and unpaid from February 14, 2017, the date of issuance of the Series B Senior Preferred Stock, in an amount equal to 7.5% of the Liquidation Preference (as defined below) per annum. The amount of dividend accrual and accumulation for such purposes shall be computed on the basis of twelve 30-day months and a 360-day year.

4.	Redemption and Repurchases.

(a)	Outstanding shares of the Series B Senior Preferred Stock shall be redeemable at the Corporation’s option, in whole or in part, at any time or from time to time, for the Redemption Price. The date of any such redemption shall be the “Redemption Date.” The “Redemption Price” per share of Series B Senior Preferred Stock shall equal an amount of cash equal to 100% of the Liquidation Preference thereof, plus an amount equal to the accrued and unpaid dividends thereon, if any, whether or not declared, to the Redemption Date; provided, however, that the Corporation shall have the right at any time during the 90 days following the date of effectiveness of this Certificate (the “Effective Date”) to redeem the Series B Senior Preferred Stock at a Redemption Price per share of Series B Senior Preferred Stock of cash equal to $1,145.20, plus an amount equal to any accrued dividends thereon from and including the Effective Date to the Redemption Date. In the event that fewer than all the outstanding shares of the Series B Senior Preferred Stock are to be redeemed, the number of shares of Series B Senior Preferred Stock to be redeemed shall be determined by the Board, and the shares to be redeemed shall be determined by lot or on a pro rata basis as may be determined by the Board or by any other method as may be determined by the Board, in its sole discretion, to be equitable.

(b)	The Redemption Price shall be paid to the holders of record of shares of the Series B Senior Preferred Stock as they appear on the stock register of the Corporation at the close of business on a date not less than 10 days nor more than 20 days prior to the Redemption Date (such date as fixed by the Board, the “Redemption Record Date”). The Corporation shall provide such notice not fewer than 20 nor more than 45 days prior to the Redemption Date. A notice specifying the place of the redemption shall be given by first-class mail, postage prepaid (or sent via the notice procedures of the Depositary) to the holders of record on the Redemption Record Date of shares of the Series B Senior Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation, calling upon each holder of record to surrender to the Corporation on the Redemption Date at the place designated in the notice such holder’s certificate or certificates representing all of their shares of Series B Senior Preferred Stock called for redemption or, if such shares are held via book-entry, to effect book-entry transfer of such shares to the Corporation. If any of the Series B Senior Preferred Stock is in the form of Global Preferred Shares, then the Corporation shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to the purchase of Global Preferred Shares. Neither failure to mail or send such notice, nor any defect therein or in the mailing or sending thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders.

(c)	For all purposes and with regard to any provision in this Certificate of Designation concerning notice, any notice mailed or otherwise sent pursuant to the Depositary’s procedures shall be conclusively presumed to have been duly given whether or not the holder receives the notice.

(d)	On or after the Redemption Date, each holder of shares of Series B Senior Preferred Stock to be redeemed shall present and surrender such holder’s certificate or certificates for such shares (or if such shares are held via book-entry, to present such shares for transfer) to the Corporation at the place designated in the redemption notice and thereupon the Redemption Price of the shares shall be paid to or on the order of the Person (as defined below) whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled.

(e)	If the Corporation gives notice of redemption, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent sufficient funds are legally available, the Corporation shall, with respect to: (i) shares of the Series B Senior Preferred Stock registered in the name of the Depositary or its nominees, deposit or cause to be deposited, irrevocably with the Depositary, cash sufficient to pay the Redemption Price and shall give the Depositary irrevocable instructions and authority to pay the Redemption Price to holders of such shares of the Series B Senior Preferred Stock, and (ii) shares of the Series B Senior Preferred Stock held in certificated form, deposit or cause to be deposited, irrevocably with the Paying Agent (as defined below), cash sufficient to pay the Redemption Price and shall give the Paying Agent irrevocable instructions and authority to pay the Redemption Price to holders of such shares of the Series B Senior Preferred Stock upon surrender of their certificates evidencing their shares of the Series B Senior Preferred Stock.

(f)	Payment of the Redemption Price for shares of the Series B Senior Preferred Stock is conditioned upon book-entry transfer or physical delivery of certificates representing the Series B Senior Preferred Stock, together with necessary endorsements, to the Paying Agent at any time after delivery of the notice of redemption.

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(g)	Payment of the Redemption Price for shares of the Series B Senior Preferred Stock will be made (i) on the Redemption Date, if book-entry transfer or physical delivery of the Series B Senior Preferred Stock has been made by or on the Redemption Date, or (ii) if book-entry transfer or physical delivery of the Series B Senior Preferred Stock has not been made by or on the Redemption Date, at the time of such transfer or delivery.

(h)	If notice is duly given and if, on or before the Redemption Date, the Depositary and/or the Paying Agent holds or hold money sufficient to pay the Redemption Price for the shares of Series B Senior Preferred Stock delivered for redemption as set forth herein, all rights of holders of such shares shall terminate, except for the right to receive the Redemption Price pursuant to this Section, and the holders of such shares shall cease to be stockholders with respect to those shares, shall have no interest in or claims against the Corporation by virtue thereof and shall have no rights with respect thereto, except the right to receive the Redemption Price, without interest thereon, upon surrender (and endorsement, if required by the Corporation) of their certificates (or book-entry transfer of their shares if uncertificated), and the shares of Series B Senior Preferred Stock evidenced thereby shall no longer be outstanding. Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of one (1) year from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares shall look only to the general funds of the Corporation for the payment of the Redemption Price, without interest. Any interest accrued on funds so deposited shall belong to the Corporation and be paid thereto from time to time.

5.	Liquidation.

(a)	In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the Series B Senior Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution and before any distribution of assets is made on the Common Stock or any other series or classes of Junior Stock, $1,000.00 per share (the “Liquidation Preference”), plus an amount equal to the accumulated and unpaid dividends thereon, if any, whether or not declared, to the payment date (together, the “Liquidation Amount”). Upon payment in full of the Liquidation Amount to which the holders of shares of the Series B Senior Preferred Stock are entitled, the holders of shares of the Series B Senior Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation. If the assets of the Corporation are not sufficient to pay in full the Liquidation Amount to which the holders of shares of the Series B Senior Preferred Stock are entitled, such holders shall share ratably in proportion to the full respective preferential amounts payable on such shares in any distribution.

(b)	For the purposes of this Section 5, but subject to Section 4, neither the sale of all or substantially all of the assets of the Corporation nor the consolidation or merger of the Corporation with or into any other entity shall be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, unless such sale, consolidation or merger shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

(c)	In the event the assets of the Corporation available for distribution to the holders of Series B Senior Preferred Stock upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be insufficient to pay in full all amounts to which such holders are entitled as provided above, no such distribution shall be made on account of any other Parity Stock, unless a pro rata distribution is made on the Series B Senior Preferred Stock and such other Parity Stock, with the amount allocable to each series of such Parity Stock and the Series B Senior Preferred Stock determined on the basis of the aggregate liquidation preference of the outstanding shares of each series and distributions to the shares of each series being made on a pro rata basis.

6.	Status of Shares. All shares of the Series B Senior Preferred Stock that are at any time redeemed or purchased pursuant to Section 4 above and all shares of the Series B Senior Preferred Stock that are otherwise reacquired by the Corporation and subsequently canceled by the Board shall not be reissued as shares of Series B Senior Preferred Stock and the Corporation shall take such appropriate action to cause such shares so redeemed or purchased to have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board as shares of any one or more other series.

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7.	Voting Rights.

(a)	Except as expressly required by applicable law or as set forth in this Section 7, holders of Series B Senior Preferred Stock shall have no general or special voting rights and their consent shall not be required for taking of any corporate action.

(b)	Neither this Certificate of Designation, the Amended and Restated Certificate of Incorporation of the Corporation, nor the by-laws of the Corporation shall be amended in any manner (whether by merger, consolidation or otherwise) which would adversely affect the powers, preferences or special rights of the holders of the Series B Senior Preferred Stock without the affirmative vote or consent of the holders of at least a majority of the shares of Series B Senior Preferred Stock then outstanding (including votes or consents obtained in connection with a tender offer or exchange offer for the Series B Senior Preferred Stock), voting separately as a class. Except as otherwise provided by applicable law and in the second paragraph of this Section 7(b), any past default or failure to comply with any provision of this Certificate of Designation and any of the rights, powers, preferences and other terms of the Series B Senior Preferred Stock set forth herein may be waived on behalf of all holders of Series B Senior Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series B Senior Preferred Stock then outstanding, voting separately as a class.

Notwithstanding the foregoing, without the affirmative consent of 90% of the shares of Series B Senior Preferred Stock affected thereby (including votes or consents obtained in connection with a tender offer or exchange offer for the Series B Senior Preferred Stock), voting separately as a class, no amendment or waiver of any provision of this Certificate of Designation, the Amended and Restated Certificate of Incorporation of the Corporation, or the by-laws of the Corporation, whether by merger, consolidation or otherwise may (i) alter or change the voting powers, rights, preferences or designations with respect to the Series B Senior Preferred Stock or reduce the number of shares of the Series B Senior Preferred Stock whose holders must consent to an amendment or waiver of any provision of this Certificate of Designation, (ii) reduce the Liquidation Amount payable upon any share of the Series B Senior Preferred Stock or materially and adversely alter the provisions with respect to the redemption of the Series B Senior Preferred Stock, (iii) change the amount or manner of calculation of accrued, accumulated and unpaid dividends for purposes of calculation of the Redemption Price or Liquidation Amount, (iv) make any share of the Series B Senior Preferred Stock payable in money other than United States dollars, (v) make any changes in the provisions of this Certificate of Designation relating to waivers of the rights of holders to receive the Liquidation Preference or Liquidation Amount, or (vi) amend any of the provisions of this second paragraph of Section 7(b).

(c)	Notwithstanding any provision of this Certificate of Designation, to the fullest extent permitted by law, without obtaining any consent of any holder, the Corporation may (to the extent permitted by, and subject to the requirements of, Delaware law) amend or supplement this Certificate of Designation, the Amended and Restated Certificate of Incorporation of the Corporation, or the by-laws of the Corporation to cure any ambiguity, defect or inconsistency, to provide for uncertificated shares of the Series B Senior Preferred Stock in addition to or in place of certificated shares of the Series B Senior Preferred Stock and to make any change that would provide any additional rights or benefits to the holders or to make any change that would not adversely affect the rights, powers or preferences of such shares.

(d)	So long as any shares of the Series B Senior Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the shares of Series B Senior Preferred Stock outstanding at the time, voting separately as a class, issue shares of or increase the authorized number of shares of any Senior Stock or Parity Stock, whether by merger, consolidation or otherwise. Notwithstanding the foregoing or any other provision of this Certificate of Designation, the Corporation may, without obtaining the consent of any holder, (x) increase the authorized number of shares of Common Stock or authorize and issue any other Junior Stock, including with voting or redemption rights that are different from the voting or redemption rights of the Series B Senior Preferred Stock or (y) increase, decrease or change the par value of any class or series of capital stock of the Corporation, other than the Series B Senior Preferred Stock, and none of such actions in (x) or (y) shall be deemed to be an amendment that would materially alter or change the powers, preferences or special rights of the Series B Senior Preferred Stock so as to affect them adversely.

(e)	In any case where the holders of Series B Senior Preferred Stock are entitled to vote as a class under this Section 7 or otherwise required to vote on a matter under applicable law, each holder of Series B Senior Preferred Stock will be entitled to one vote for each share of Series B Senior Preferred Stock owned by such holder.

8.	Sinking Fund Redemption. The shares of the Series B Senior Preferred Stock are not subject to sinking fund requirements.

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9.	Information Requirements.

(a)	As provided in the Amended and Restated Certificate of Incorporation, in the event of (i) the beneficial ownership by a Foreign Person (as defined below) of five percent (5%) or more of the issued and outstanding shares of the Corporation, including of Series B Senior Preferred Stock; or (ii) the beneficial ownership of any shares of Series B Senior Preferred Stock by or for the account of a Contravening Person (as defined below), the Corporation may request of such Person and such Person shall furnish promptly to the Corporation such information (including, without limitation, information with respect to citizenship, other ownership interests and affiliations as well as any other agreements or arrangements) as the Corporation shall request. Any such disclosure of information shall be delivered to the Corporation promptly upon a request by the Corporation therefor (and in any event within five (5) calendar days of such request). The Corporation may require that any such information be given under oath. The Board shall be entitled to rely and to act in reliance on any declaration and the information so provided to the Corporation.

(b)	All stockholders of the Corporation that have filed or would be required to file a Schedule 13D or 13G with the Securities and Exchange Commission with respect to the Corporation shall be required to provide the following information to the Corporation regarding such stockholder’s ownership of the Corporation’s stock: (i) the dates of the acquisition and disposition of all such stock, (ii) the amounts of such acquisitions and dispositions, and (iii) such other information as may be reasonably necessary for the Corporation, in each case, to determine the effect of such acquisition or disposition on the Corporation’s net operating loss carryforward or as may be required by applicable law or regulation. Such information shall be provided within five (5) Business Days of the Corporation’s request, and, at the stockholder’s request, the Corporation shall execute a standard confidentiality agreement with respect to such information.

10.	Conversion. The Series B Senior Preferred Stock will not be convertible into or exchangeable for any other securities of the Corporation.

11.	Restrictions on Transfer of Securities. To help preserve certain tax attributes for the benefit of the Corporation and its stockholders, certain restrictions on the transfer or other disposition of Series B Senior Preferred Stock are hereby established as more fully set forth in this Section 11.

(a)	Definitions. For purposes of this Section 11, the following terms shall have the meanings indicated (and any references to any portions of Treasury Regulation section 1.382-2T shall include any successor provisions):

“Agent” means an agent designated by the Board.

“Excess Securities” means any shares of Series B Senior Preferred Stock that are the subject of the Prohibited Transfer.

“Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity or any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition” of shares within the meaning of Treasury Regulation section 1.382-3(a)(1) or who are otherwise treated as an “entity” within the meaning of Treasury Regulation section 1.382-3(a)(1), and shall include any successor (by merger or otherwise) of any such entity or group.

“Preferred Percentage Stock Ownership” means the percentage stock ownership interest in the Series B Senior Preferred Stock of the Corporation of any Person for purposes of Section 382 of the Tax Code as determined in accordance with Treasury Regulation sections 1.382-2T(g), (h), (j) and (k) and 1.382-4 and calculated as if the Series B Senior Preferred Stock were the only class of stock of the Company outstanding; provided, that (1) for purposes of applying Treasury Regulation section 1.382-2T(k)(2), the Corporation shall be treated as having “actual knowledge” of the beneficial ownership of all outstanding Series B Senior Preferred Stock that would be attributed to any individual or entity, and (2) for the sole purpose of determining the Preferred Percentage Stock Ownership of any entity (and not for the purpose of determining the Preferred Percentage Stock Ownership of any other Person), Series B Senior Preferred Stock held by such entity shall not be treated as no longer owned by such entity pursuant to Treasury Regulation section 1.382-2T(h)(2)(i)(A).

“Prohibited Distributions” means any distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities.

“Prohibited Transfer” means any purported Transfer of Series B Senior Preferred Stock to the extent that such Transfer is prohibited and/or void under this Section 11.

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“Restriction Release Date” means the earliest of:

(i)	the repeal, amendment or modification of section 382 of the Tax Code (and any comparable successor provision) in such a way as to render the restrictions imposed by section 382 of the Tax Code no longer applicable to the Corporation;

(ii)	the beginning of a taxable year of the Corporation (or any successor thereof) in which no Tax Benefits are available;

(iii)	the date selected by the Board if the Board determines that the limitation amount imposed by section 382 of the Tax Code as of such date in the event of an “ownership change” of the Corporation (as defined in section 382(g) of the Tax Code) would not be materially less than the net operating loss carryforwards or “net unrealized built-in loss” (within the meaning of section 382(h)(3) of the Tax Code) of the Corporation; and

(iv)	the date selected by the Board if the Board determines that it is in the best interests of the Corporation’s shareholders for the restrictions set forth in Section 11(b) to be removed or released.

“Substantial Preferred Stockholder” means a Person with a Preferred Percentage Stock Ownership of 4.99% or more

“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of section 382 of the Tax Code, of the Corporation or any direct or indirect subsidiary thereof.

“Tax Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Transfer” means, other than the issuance by the Corporation to a holder of Series B Senior Preferred Stock, the acquisition or disposition, directly or indirectly, of ownership of Series B Senior Preferred Stock by any means, including, without limitation, (i) the creation or grant of any pledge (or other security interest), right or option with respect to Series B Senior Preferred Stock, including an option within the meaning of Treasury Regulation section 1.382-4(d)(8), (ii) the exercise of any such pledge, right or option, (iii) any sale, assignment, conveyance or other disposition, or (iv) any other transaction treated under the applicable rules under Section 382 of the Code as a direct or indirect acquisition or disposition (including the acquisition of an ownership interest in a Substantial Holder), but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered an owner within the meaning of the federal income tax laws.

(b)	Prohibited Transfers. Any attempted Transfer of Series B Senior Preferred Stock prior to the Restriction Release Date, or any attempted Transfer of Series B Senior Preferred Stock pursuant to an agreement entered into prior to the Restriction Release Date (as defined below), shall be prohibited and void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee of a Prohibited Transfer (a “Purported Transferee”) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), (1) any Person (including any group of Persons) shall become a Substantial Preferred Stockholder; or (2) the Preferred Percentage Stock Ownership interest of any Substantial Preferred Stockholder shall be increased.

(c)	Exceptions; Authorized Transfers.

(i)	The restrictions set forth in Section 11(b) shall not apply to an attempted Transfer (1) if the transferor or the transferee obtains the prior approval of the Board or a duly authorized committee thereof in accordance with Section 11(c)(ii) below, or (2) if such Transfer is made as part of: (A) transactions approved by the Board, (B) a tender or exchange offer by the Corporation to purchase Series B Senior Preferred Stock, (C) a purchase program effected by the Corporation on the open market and not the result of a privately-negotiated transaction, or (D) any optional redemption by the Corporation of the Series B Senior Preferred Stock pursuant to the terms of such security.

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(ii)	The restrictions contained in Section 11(b) are for the purposes of reducing the risk that any “ownership change” (as defined in the Tax Code) with respect to the Corporation may limit the Corporation’s ability to utilize its Tax Benefits. In connection therewith, and to provide for effective policing of these provisions, any Person who desires to effect an otherwise Prohibited Transfer (a “Requesting Person”) shall, prior to the date of such transaction for which the Requesting Person seeks authorization (the “Proposed Transaction”), request in writing (a “Request”) that the Board review the Proposed Transaction and authorize or not authorize the Proposed Transaction in accordance with this Section 11. A Request shall be mailed or delivered to the Secretary of the Corporation at the Corporation’s principal place of business. Such Request shall be deemed to have been received by the Corporation when actually received by the Corporation. A Request shall include: (1) the name, address and telephone number of the Requesting Person; (2) the number and Preferred Percentage Stock Ownership of Series B Senior Preferred Stock then beneficially owned by the Requesting Person; (3) a reasonably detailed description of the Proposed Transaction or Proposed Transactions for which the Requesting Person seeks authorization; and (4) a request that the Board authorize the Proposed Transaction pursuant to this Section 11(c). The Board shall, in good faith, endeavor to respond to each Request within twenty (20) business days of receiving such Request; provided, however, that the failure of the Board to respond during such twenty (20) day period shall not be deemed to be a consent to the Transfer. The Board may authorize a Proposed Transaction unless the Board determines in good faith that the Proposed Transaction, considered alone or with other transactions (including, without limitation, past transactions or contemplated transactions), would create a material risk that the Corporation’s Tax Benefits may be jeopardized. Any determination by the Board not to authorize a Proposed Transaction shall cause such Proposed Transaction to be deemed a Prohibited Transfer. The Board may impose any conditions that it deems reasonable and appropriate in connection with authorizing any Proposed Transaction. In addition, the Board may require an affidavit or representations from such Requesting Person or opinions of counsel to be rendered by counsel selected by the Requesting Person (and reasonably acceptable to the Board), in each case, as to such matters as the Board may reasonably determine with respect to the preservation of the Tax Benefits. Any Requesting Person who makes a Request to the Board shall reimburse the Corporation, within 30 days of demand therefor, for all reasonable out-of-pocket costs and expenses incurred by the Corporation with respect to any Proposed Transaction, including, without limitation, the Corporation’s reasonable costs and expenses incurred in determining whether to authorize the Proposed Transaction, which costs may include, but are not limited to, any expenses of counsel and/or tax or valuation advisors engaged by the Board to advise the Board or deliver an opinion thereto. The Board may require, as a condition to its consideration of the Request, that the Requesting Person execute an agreement in form and substance satisfactory to the Corporation providing for the reimbursement of such costs and expenses. Any authorization of the Board hereunder may be given prospectively or retroactively

(iii)	Notwithstanding the foregoing, the Board may determine that the restrictions set forth in Section 11(b) shall not apply to any particular transaction or transactions, whether or not a request has been made to the Board, including a Request pursuant to this Section 11(c), subject to any conditions that it deems reasonable and appropriate in connection therewith. Any determination of the Board hereunder may be made prospectively or retroactively.

(iv)	The Board, to the fullest extent permitted by law, may exercise the authority granted by this Section 11 through duly authorized officers or agents of the Corporation. Nothing in this Section 11(c) shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.

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(d)	Legend; Notation. Each certificate representing shares of Series B Senior Preferred Stock shall be stamped or imprinted with a legend in substantially the following form, evidencing the restrictions set forth in this Section 11 (in addition to any legend required by state securities laws):

“THE CERTIFICATE OF DESIGNATION CONTAINS CERTAIN RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF DESIGNATION) OF SERIES B SENIOR PREFERRED STOCK WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION IF SUCH TRANSFER MAY AFFECT THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY A “SUBSTANTIAL PREFERRED STOCKHOLDER” AS DEFINED IN THE CERTIFICATE OF DESIGNATION. A COMPLETE AND CORRECT COPY OF SUCH CERTIFICATE OF DESIGNATION SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF SUCH SHARES OF SERIES B SENIOR PREFERRED STOCK UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A OR ACCREDITED SECURITIES: SIX MONTHS] [IN THE CASE OF REGULATION S SECURITIES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH AN ISSUER OR ANY AFFILIATE OF AN ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER OR ANY OF ITS SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT THAT IS AN ACCREDITED INVESTOR ACQUIRING THE SECURITY FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE RIGHT OF THE ISSUER AND THE TRUSTEE OR REGISTRAR, AS APPLICABLE, PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.”

The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Section for any uncertificated Series B Senior Preferred Stock or Series B Senior Preferred Stock held in an indirect holding system, and the Corporation shall provide notice of the restrictions on transfer and ownership to holders of uncertificated shares in accordance with applicable law.

(e)	Treatment of Excess Securities.

(i)	No officer, employee or agent of the Corporation shall record any Prohibited Transfer, and the Purported Transferee shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Excess Securities. Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Series B Senior Preferred Stock shall cease to be Excess Securities. For this purpose, any transfer of Excess Securities not in accordance with the provisions of this Section 11(e) shall also be a Prohibited Transfer.

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(ii)	If the Board determines that a Transfer of Series B Senior Preferred Stock constitutes a Prohibited Transfer pursuant to Section 11(b), then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (over the NYSE MKT or other national securities exchange on which the Series B Senior Preferred Stock may be traded, if possible, or otherwise privately); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Series B Senior Preferred Stock or otherwise would adversely affect the value of the Series B Senior Preferred Stock. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 11(e)(iv) if the Agent rather than the Purported Transferee had resold the Excess Securities.

(iii)	The Agent shall apply any proceeds or any other amounts received by it in accordance with Section 11(e)(ii) as follows: (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, (1) calculated on the basis of the closing market price for the Series B Senior Preferred Stock on the day before the Prohibited Transfer, (2) if the Series B Senior Preferred Stock are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the relevant inter-dealer quotation service or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (3) if the Series B Senior Preferred Stock are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board), which amount (or fair market value) shall be determined at the discretion of the Board; and (C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under section 501(c)(3) of the Tax Code (or any comparable successor provision) selected by the Board; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 4.99% or greater Preferred Percentage Stock Ownership in any class of Series B Senior Preferred Stock, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 4.99% Preferred Percentage Stock Ownership interest in such class shall be paid to two or more organizations qualifying under section 501(c)(3) of the Tax Code selected by the Board, such that no organization qualifying under section 501(c)(3) of the Tax Code shall be deemed to possess a Preferred Percentage Stock Ownership in excess of 4.74%. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (B) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 11(e) inure to the benefit of the Corporation.

(iv)	In the event of any Transfer that does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a Substantial Preferred Stockholder to violate a restriction on Transfers provided for in Section 11(b), the application of Sections 11(e)(ii) and (iii) shall be modified as described in this Section 11(e)(iv). In such case, no such Substantial Preferred Stockholder shall be required to dispose of any interest that is not a Security, but such Substantial Preferred Stockholder and/or any Person whose ownership of Securities is attributed to such Substantial Preferred Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Substantial Preferred Stockholder, following such disposition, not to be in violation of this Section 11. Such disposition or process shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 11(e)(ii) and 11(e)(iii), except that the maximum aggregate amount payable either to such Substantial Preferred Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Substantial Preferred Stockholder or such other Person. The purpose of this Section 11(e)(iv) is to extend the restrictions in Sections 11(b) and 11(e)(ii) to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this Section 11(e)(iv), along with the other provisions of this Section 11, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of the Series B Senior Preferred Stock.

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(v)	If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a written demand pursuant to Section 11(e)(ii), then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 11(e)(v) shall (A) be deemed to be inconsistent with any Transfer of the Excess Securities provided in this Section 11 to be void ab initio, or (B) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand. The Board may authorize such additional actions as it deems advisable to give effect to the provisions of this Section 11.

(vi)	The Corporation shall make the written demand described in Section 11(e)(ii), within 30 days of the date on which the Board determines that the attempted Transfer would result in Excess Securities; provided, however, that, if the Corporation makes such demand at a later date, the provisions of Section 11 shall apply nonetheless. No failure by the Corporation to act within the time periods set forth in Section 11(e) shall constitute a waiver or loss of any right of the Corporation under this Section 11.

(f)	Obligation to Provide Information. At the request of the Corporation, any Person that is a beneficial, legal or record holder of Series B Senior Preferred Stock, and any proposed transferor or transferee and any Person controlling, controlled by or under common control with the proposed transferor or transferee, shall provide such information as the Corporation may reasonably request as may be necessary from time to time in order to determine compliance with this Section 11 or the status of the Corporation’s Tax Benefits. In furtherance thereof, as a condition to the registration of the Transfer of any Series B Senior Preferred Stock, any Person who is a beneficial, legal or record holder of Series B Senior Preferred Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide an affidavit containing such information as the Corporation may reasonably request from time to time in order to determine compliance with this Section 11 or the status of the Tax Benefits of the Corporation.

(g)	Board Authority.

(i)	The Board shall have the power to interpret or determine in its sole discretion all matters necessary for assessing compliance with this Section 11, including, without limitation, (i) the identification of Substantial Preferred Stockholders, (ii) whether a Transfer is a Prohibited Transfer, (iii) whether to exempt a Transfer, (iv) the Percentage Stock Ownership of any Substantial Preferred Stockholder, (v) whether an instrument constitutes Series B Senior Preferred Stock, (vi) the amount (or fair market value) due to a Purported Transferee pursuant to clause (B) of Section 11(e)(iii), and (vii) any other matters which the Board determines to be relevant; and the good faith determination of the Board on such matters shall be conclusive and binding for all the purposes of this Section 11.

(ii)	In addition, the Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Section 11 for purposes of determining whether any Transfer of Series B Senior Preferred Stock would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Section 11.

(iii)	Nothing contained in this Section 11 shall limit the authority of the Board to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, to the fullest extent permitted by law, the Board may, by adopting a written resolution, (A) modify the ownership interest percentage in the Corporation or the Persons covered by this Section 11, (B) modify the definitions of any terms set forth in this Section 11 or (C) modify the terms of this Section 11 as appropriate, in each case, in order to prevent an ownership change for purposes of section 382 of the Tax Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board shall not cause there to be such modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

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(iv)	In the case of an ambiguity in the application of any of the provisions of this Section 11, including any definition used herein, the Board shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Section 11 requires an action by the Board but fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 11. All such actions, calculations, interpretations and determinations that are done or made by the Board in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Section 11. The Board may delegate all or any portion of its duties and powers under this Section 11 to a committee of the Board as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Section 11 through duly authorized officers or agents of the Corporation. Nothing in this Section 11 shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.

(h)	Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer, the Secretary or the corporate controller of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Section 11, and the members of the Board shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Series B Senior Preferred Stock owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Series B Senior Preferred Stock.

(i)	Benefits of this Section 11. Nothing in this Section 11 shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Section 11. This Section 11 shall be for the sole and exclusive benefit of the Corporation and the Agent.

(j)	Severability. The purpose of this Section 11 is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Section 11 or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Section 11.

(k)	Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Section 11, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

12.	Transfer Agent and Registrar. The duly appointed transfer agent (the “Transfer Agent”) and registrar (the “Registrar”) for the Series B Senior Preferred Stock shall be Computershare Limited. The Transfer Agent shall also serve as paying agent (the “Paying Agent”) unless otherwise determined by the Corporation. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

13.	Book-Entry Provisions.

(a)	The Series B Senior Preferred Stock may be issued in the form of one or more permanent global shares of Series B Senior Preferred Stock (each, a “Global Preferred Share”) in definitive, fully registered form with the global legend as set forth, on the form of Series B Senior Preferred Stock certificate in book-entry form maintained by the Registrar or as certificated shares of Series B Senior Preferred Stock in registered form. Any Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Corporation is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Corporation). The aggregate number of shares represented by any Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided.

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(b)	Anything herein to the contrary notwithstanding, in the case of Global Preferred Shares, any notices required by this Certificate of Designation may be delivered, and any shares of Series B Senior Preferred Stock in respect of such Global Preferred Shares may be surrendered or delivered for purchase (to the extent provided for in this Certificate of Designation), in accordance with the applicable procedures of the Depositary as in effect from time to time.

(c)	To the extent any Series B Senior Preferred Stock is issued in the form of one or more Global Preferred Shares, the Corporation shall execute and the Registrar shall, in accordance with this Section, deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of Cede & Co. or another nominee of the Depositary, and (ii) shall be delivered by the Registrar to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar. Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate, with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary, or under such Global Preferred Share, and the Depositary may be treated by the Corporation, the Registrar and any agent of the Corporation or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever and as the holder of record of the shares of Series B Senior Preferred Stock evidenced thereby for the purposes of receiving notice or otherwise. Owners of beneficial interests in Global Preferred Shares, if any, shall not be entitled to individual notice except as provided for by applicable law and pursuant to the practices of the Depositary as to communications amongst Agent Members and beneficial owners. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Registrar or any agent of the Corporation or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Share.

(d)	Owners of beneficial interests in Global Preferred Shares, if any, shall not be entitled to receive physical delivery of certificated shares of Series B Senior Preferred Stock, unless (x) the Depositary is unwilling or unable to continue as Depositary for the Global Preferred Shares and the Corporation does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act, or (z) the Corporation decides to discontinue the use of book-entry transfer through the Depositary (or any successor Depositary). In any such case, any Global Preferred Shares shall be exchanged in whole for certificated shares of Series B Senior Preferred Stock in registered form, with the same terms and of an equal aggregate Liquidation Preference.

14.	Certain Definitions. All capitalized terms used in this Certificate of Designation, unless otherwise defined herein, have the meanings set forth in the Amended and Restated Certificate of Incorporation. In addition, the following capitalized terms shall have the meanings given.

(a)	“Affiliate” means any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, “control” (including controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, partnership or other ownership interests, by contract or otherwise.

(b)	“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the applicable laws of, or are in fact closed in, the New York City.

(c)	“Closing Date” means December 22, 2016.

(d)	“Contravening Person” means (i) a Person acting as an agent for a Foreign Enrichment Provider with respect to uranium or uranium products or (ii) a Foreign Competitor.

(e)	“Depositary” means DTC or its successor depositary.

(f)	“DTC” means The Depository Trust Company, New York, New York.

(g)	“Equity Interests” means the Corporation’s capital stock or warrants, options or other rights to acquire the Corporation’s capital stock (but excluding any debt security that is convertible into, or exchangeable for, the Corporation’s capital stock).

(h)	“Exchange Act” means the Securities and Exchange Act of 1934.

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(i)	“Foreign Competitor” means a Foreign Enrichment Provider or a Person Affiliated with a Foreign Enrichment Provider.

(j)	“Foreign Enrichment Provider” means any Person incorporated, organized or having its principal place of business outside of the United States which is in the business of enriching uranium for use by nuclear reactors or any Person incorporated, organized or having its principal place of business outside of the United States which is in the business of creating a fissile product capable of use as a fuel source for nuclear reactors in lieu of enriched uranium.

(k)	“Foreign Person” means (i) an individual who is not a citizen of the United States of America; (ii) a partnership in which any general partner is a foreign Person or the partner or partners having a majority interest in partnership profits are foreign Persons; (iii) a foreign government or representative thereof; (iv) a corporation, partnership, trust, company, association or other entity organized or incorporated under the laws of a jurisdiction outside of the United States and (v) a corporation, partnership, trust, company, association or other entity that is controlled directly or indirectly by any one or more of the foregoing.

(l)	“Junior Stock” means the Corporation’s Common Stock, the Corporation’s Series A Participating Cumulative Preferred Stock and each other class or series of the Corporation’s capital stock established hereafter by the Board the terms of which either (i) provide that such class or series will rank junior to the Series B Senior Preferred Stock as to the payment of distributions upon liquidation, winding up and dissolution or (ii) do not expressly provide that such class or series will rank on parity or senior to the Series B Senior Preferred Stock as to the payment of distributions upon liquidation, winding up and dissolution. Junior Stock includes warrants, rights, calls or options exercisable for or convertible into Junior Stock.

(m)	“Parity Stock” means each class or series of the Corporation’s capital stock established hereafter by the Board the terms of which provide that such class or series will rank on a parity with the Series B Senior Preferred Stock as to the payment of distributions upon liquidation, winding up and dissolution. Parity Stock includes warrants, rights, calls or options exercisable for or convertible into Parity Stock.

(n)	“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

(o)	“Section 382” means Section 382 of the Internal Revenue Tax Code of 1986, as amended, and the Treasury regulations thereunder.

(p)	“Senior Stock” means each class or series of the Corporation’s capital stock established hereafter by the Board the terms of which expressly provide that such class or series will rank senior to the Series B Senior Preferred Stock with respect to the payment of distributions upon liquidation, winding-up or dissolution. Senior Stock includes warrants, rights, calls or options exercisable for or convertible into Senior Stock.

(q)	“Voting Stock” means, with respect to any Person, (i) one or more classes of the Corporation’s capital stock of such Person having general voting power to elect at least a majority of the Board, managers or trustees of such Person (regardless of whether at the time the Corporation’s capital stock of any other class or classes have or might have voting power by reason of the happening of any contingency) and (ii) any of the Corporation’s capital stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Corporation’s capital stock of such Person described in clause (i) above.

CENTRUS ENERGY CORP.

/s/ Philip O. Strawbridge
Name:	Philip O. Strawbridge

Title:	Senior Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer

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